CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Piedmont Investment Trust and to the use of our report dated May 13, 2011 on The Piedmont Select Equity Fund’s (a series of shares of The Piedmont Investment Trust) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
July 27, 2011